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                            JOINT FILING AGREEMENT

THIS AGREEMENT dated the 4th day of June, 1999.

WHEREAS:

A. As a result of the transfer on August 31, 1998 of the beneficial interest in 1,063,500 common shares (the "Shares") of Midland Holland Inc. ("Midland") from Cross Creek Finance Group Ltd. ("Cross Creek") to Pacific Mercantile Company Limited ("Pacific Mercantile"), Cross Creek has ceased to be the direct beneficial owner of the Shares and Pacific Mercantile is the direct beneficial owner of the Shares; and

B. Each of Pacific Mercantile and Cross Creek (each a "Filer" and, collectively, the "Filers") is responsible for filing an amendment No. 2 (the "Amendment") to the Schedule 13D dated March 13, 1998 (the "Schedule 13D"), as amended by amendment No. 1 to the Schedule 13D dated August 18, 1998, relating to the Shares, pursuant to U.S. securities laws;

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1. Each Filer covenants and agrees that it is individually eligible to use the Amendment;

2. Each Filer covenants and agrees that it is individually responsible for the timely filing of the Amendment, and any further amendments to the
       Schedule 13D, and for the completeness and accuracy of the information contained therein concerning itself, but is not responsible for the completeness and accuracy of any of the information contained in the Amendment, and any further amendments to the Schedule 13D, concerning any other Filer, unless the Filer knows or has reason to believe that the information concerning such other Filer is inaccurate;

3. Each Filer warrants and represents that the Amendment contains the required information with regard to itself and indicates that it is filed on behalf of all of the Filers; and

4. Each Filer warrants, represents, covenants and agrees that the Amendment, to which this Joint Filing Agreement is attached as Exhibit 1, is filed on its behalf.

IN WITNESS WHEREOF the parties have duly executed this Joint Filing Agreement as of the day and year first above written.


PACIFIC MERCANTILE COMPANY LIMITED

By:     /s/ Tom S. Kusumoto
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    Tom S. Kusumoto, President

CROSS CREEK FINANCE GROUP LTD.

By:     /s/ Tom S. Kusumoto
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    Tom S. Kusumoto, President